SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

READING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 10, 2007

TO THE STOCKHOLDERS:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California 90048, on Thursday, May 10, 2007, at 11:00 a.m., local time for the following purposes:

•	To elect eight directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is enclosed. Only stockholders of record of our Class B Voting common stock, at the close of business on March 16, 2007 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Holders of record as of March 16, 2007 of our Class A Nonvoting Common Stock are being sent this Notice of the Annual Meeting and the enclosed Proxy Statement and a copy of our Annual Report, and are invited to attend our Annual Meeting, but will have no voting rights.

We will make available a list of the stockholders entitled to vote at the Annual Meeting for examination at our principal executive offices located at 500 Citadel Dr., Suite 300, Commerce, California 90040, at least ten days prior to the date of the Annual Meeting.

If you are a holder of record of our Class B Voting Common Stock you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

By Order of the Board of Directors
James J. Cotter
Chairman

This Proxy Statement is first being mailed to stockholders on or about April 24, 2007.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
500 Citadel Drive, Suite 300
Commerce, California 90040
(2l3) 235-2240

PROXY STATEMENT

Annual Meeting of Stockholders
Thursday, May 10, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (“RDI” and collectively with its consolidated subsidiaries and corporate predecessors, the “Company,” “Reading,” and “we,” “us,” or “our”), of proxies for use at our upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 10, 2007, at 11:00 a.m., local time, at the Four Seasons Hotel Los Angeles at Beverly Hills, 300 South Doheny Drive, Los Angeles, California, 90048, and at any adjournment or postponement thereof. Please sign, date and return the enclosed proxy card in order to ensure that your shares are represented at our meeting.

At our Annual Meeting, you will be asked to elect eight directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders.

As of the Record Date, Mr. James J. Cotter, our Chairman and Chief Executive Officer, owned directly or indirectly, 1,161,388 shares of our Class B Voting Common Stock. Mr. Cotter’s holdings represent more than 71.1% of the outstanding voting rights of our company. Accordingly, Mr. Cotter has the power, acting alone and without the support or approval of any of our other stockholders, to elect the individuals currently nominated for election to our Board of Directors at our upcoming Annual Meeting and to defeat the election of any other individuals who might be nominated. Mr. Cotter has advised us that he intends to vote in favor of each of our Board’s nominees for election at that meeting.

VOTING AND PROXIES

Am I eligible to vote?

If you owned shares of record of Class B Voting Common Stock on March 16, 2007, you are eligible to vote, and you should have received a proxy card enclosed with this notice. If you did not receive a proxy card, please contact our Assistant Secretary, Kathryn Smith, at (213) 235-2236.

What if I have the Class A stock?

Holders of record of our Class A Nonvoting Common Stock are being sent this Proxy Statement for their information and are invited to attend our Annual Meeting, but will have no voting rights.

How many votes do I have?

With respect to each matter to be considered at the Annual Meeting, you will have one vote for each share of Class B Voting Common Stock you owned on March 16, 2007. On that date, there were a total of 1,495,490 shares of Class B Voting Common Stock outstanding.

How do I vote in person?

You may vote your shares in person by attending the 2007 Annual Meeting. If you are not the record holder of your shares, please refer to the discussion following the questions “What if I am not the record holder of my shares?”

How do I vote by proxy?

To vote by proxy, you should complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.

To be able to vote your shares in accordance with your instructions at the Annual Meeting, we must receive your proxy as soon as possible, but in any event, prior to the shares being voted at the meeting. Shares represented by properly executed proxies received by us will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” each of the nominees for director. Although we do not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted in accordance with the judgment of the individuals indicated on the proxy card with respect to any other matters that may properly come before the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy. Execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?

You have the right to revoke your proxy at any time before it is voted on your behalf by:

•
filing with our Corporate Secretary at our address at 500 Citadel Drive, Suite 300, Commerce, California 90040, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

What if I am not the record holder of my shares?

If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker, which you must return in the envelope provided in order to have your shares voted.

If you do not have record ownership of your shares and want to vote in person at the 2007 Annual Meeting, you may obtain a document called a “legal proxy” from the record holder of your shares and bring it to the Annual Meeting in order to vote in person.

Proxy Solicitation and Expenses

In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone but no additional compensation will be paid to them for such services. We will bear all costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.

The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at our Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Directors are elected by a plurality vote, so abstentions and broker non-votes will not affect the outcome of the election of directors.

ELECTION OF DIRECTORS

Beneficial Ownership of Securities

The following table sets forth the shares of common stock beneficially owned as of the Record Date by:

•	each of our incumbent directors and each director nominee;

•	each of our named executive officers set forth in the Summary Compensation table of this Proxy Statement;

•	each person known to us to be the beneficial owner of more than 5% of our voting stock; and

•	all of our directors and executive officers as a group.

Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership (1)
	Class A Nonvoting			Class B Voting
Name and Address of	Number of		Percentage	Number of		Percentage
Beneficial Owner	Shares		of Stock	Shares		of Stock

James J. Cotter (2)(3)	4,072,745		19.4%	1,161,388		71.1%
Eric Barr (2)	30,000	(4)	*	--		--
James J. Cotter, Jr. (2)	554,569	(4)	2.6%	--		--
Margaret Cotter (2)	559,207	(4)	2.7%	35,100	(5)	2.3%
William D. Gould	67,340	(4)	*	--		--
Edward L. Kane	30,500	(4)	*	100		*
Gerard P. Laheney (2)	30,000	(4)	*	--		--
Alfred Villaseñor, Jr. (2)	30,000	(4)	*	--		--

Andrzej Matyczynski (2)	100,100	(5)	*	--		--
Robert F. Smerling (2)	50,000	(5)	*	--		--
Wayne Smith (2)	--		*	--		--
S. Craig Tompkins (2)	112,430	(5)	*	--		--

Pacific Assets Management LLC/ JMG Triton Offshore Fund Ltd (6) 1999 Avenue of the Stars, #2530 Los Angeles, CA 90067	N/A		N/A	133,043		8.9%

Lawndale Capital Management/ Diamond A Partners LP/ Andrew E. Shapiro (7) 591 Redwood Highway #2435 Mill Valley, CA 94941	N/A		N/A	146,480		9.8%

Dimensional Fund Advisors (8) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	N/A		N/A	59,740		4.0%

All Directors and Executive Officers as a Group (14 persons)	6,254,300		29.1%	1,209,088		71.9%

* Less than 1%.

(1)
Percentage ownership is determined on 20,992,453 shares of Class A Nonvoting Common Stock and 1,495,490 shares of Class B Voting Common Stock outstanding. Beneficial ownership is determined in accordance with the Securities and Exchange Commission (“SEC”) rules. Shares of common stock subject to any stock options that are presently exercisable, or exercisable within 60 days of the Record Date (which are indicated by footnote) are deemed outstanding for the purpose of computing the percentage ownership of the person holding the stock options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Disclosure as to Class A Nonvoting Common Stock ownership is made only with respect to Directors and Executive Officers.

(2)	The address for beneficial owners is 500 Citadel Drive, Suite 300, Commerce, California 90040.

(3)
Mr. Cotter owns directly or indirectly through wholly owned entities, 2,506,963 shares of Class A Nonvoting Common Stock (inclusive of 29,730 shares held in Mr. Cotter’s profit sharing plan account) and 1,023,888 shares of Class B Voting Common Stock. Mr. Cotter has currently exercisable stock options to acquire 137,500 shares of Class B Voting Common Stock. Mr. Cotter is also considered the beneficial owner of 1,565,782 shares of Class A Nonvoting Common Stock owned by Hecco Ventures, a general partnership (“HV”). Mr. Cotter has sole voting and investment power with respect to these shares and is the general partner of James J. Cotter Ltd., the general partner of HV. Mr. James J. Cotter, Jr., Ms. Margaret Cotter, and Ms. Ellen Cotter are Mr. Cotter’s children and limited partners of James J. Cotter Ltd. and the beneficiaries of Cotter 2005 Children’s Trust, an irrevocable trust. The trust owns a 99% non-voting interest in Cotter Enterprises LLC which owns 1,000,000 Class A Nonvoting Common Shares (which shares are included in the 2,506,963 Class A shares beneficially owned by Mr. James J. Cotter) in Reading International, Inc.

(4)	Includes 30,000 shares subject to exercisable stock options.

(5)	Consists primarily of shares subject to currently exercisable stock options.

(6)
Based on Schedule 13-G filed March 24, 2005 for Class B Voting Common Stock. Pacific Asset Management LLC serves as the investment manager to the direct beneficial owner, JMG Triton Offshore Fund, Ltd., and has the power to determine whether or when the shares will be sold.

(7)
Based on Schedule 13-G filed January 25, 2007 for Class B Voting Common Stock, which includes shares which are owned of record by Diamond A Partners, L.P (“DAP”) and by Diamond A Investors L.P (“DAI”) over which Lawndale Capital Management, Inc. (“LCM”) and Mr. Andrew E. Shapiro have shared voting and dispositive power. According to filings with the SEC, Lawndale Capital Management, Inc. is the investment advisor to DAP and DAI, which are investment limited partnerships and Mr. Shapiro is the sole manager of LCM.

(8)	Based on Schedule 13-G filed February 6, 2004 for Class B Voting Common Stock.

Nominees for Election

Eight directors are to be elected at our Annual Meeting to serve until the next annual meeting of stockholders to be held in 2008 or until their successors are elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by us for the election of the nominees below, all of whom are currently our directors. The eight nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. We have no reason to believe the nominees named will be unable to serve if elected.

The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position
James J. Cotter	69	Chairman of the Board and Chief Executive Officer (1)
Eric Barr	60	Director (2)
James J. Cotter, Jr.	37	Director
Margaret Cotter	39	Director
William D. Gould	68	Director (3)
Edward L. Kane	69	Director (2)
Gerard P. Laheney	69	Director (1)(2)(3)
Alfred Villaseñor, Jr.	77	Director (1)(3)

(1) Member of the Executive Committee.

(2) Member of the Audit and Conflicts Committee.

(3) Member of the Compensation and Stock Option Committee.

Mr. James J. Cotter has been our Chairman of the Board and Chief Executive Officer for more than the past five years. Mr. Cotter is the General Partner of James J. Cotter, Ltd., a general partner of Hecco Ventures, a private investment partnership and a major stockholder in our company. He is a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities, primarily with our company; the sole voting shareholder of Cotter Enterprises LLC; and the general partner of James J. Cotter Ltd. who is the general partner of Hecco Ventures.

Mr. Eric Barr has been a director of our company since March 21, 2002. Mr. Barr is a resident of Brighton, Victoria in Australia, with extensive knowledge of the Australian business community. In June 2001, Mr. Barr retired from his position as audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years. He serves as the Chairman of our Audit and Conflicts Committee.

Mr. James J. Cotter, Jr. has been a director of our company since March 21, 2002. He has been Chief Executive Officer of Cecelia Packing Corporation (citrus packing and marketing) since July 2004. Mr. Cotter, Jr. served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002. He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004. Mr. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter. Mr. Cotter, Jr. is a limited partner of James J. Cotter Ltd. and a beneficiary of Cotter 2005 Children’s Trust, an irrevocable trust. The trust owns a 99% non-voting interest in Cotter Enterprises LLC.

Ms. Margaret Cotter has been a director of our company since September 27, 2002. Ms. Cotter is also the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to our live theaters. Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters. Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York. Ms. Cotter is an officer of the League of Off-Broadway Theaters and Producers and is a member of the New York State Bar. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993. She is the daughter of Mr. James J. Cotter and the sister of Mr. James J. Cotter, Jr. and Ms. Ellen Cotter.

Ms. Cotter is a limited partner of James J. Cotter Ltd. and a beneficiary of Cotter 2005 Children’s Trust, an irrevocable trust. The trust owns a 99% non-voting interest in Cotter Enterprises LLC.

Mr. William D. Gould has been a director of our company since October 15, 2004 and has been a member of the law firm of Troy & Gould since 1986. Previously, he was a partner of the law firm of O’Melveny & Myers. We have from time to time retained Troy & Gould for legal advice.

Mr. Edward L. Kane has been a director of our company since October 15, 2004. Mr. Kane has been President of High Avenue Consulting, a healthcare consulting firm, since May 2000. Mr. Kane is also Chairman of Kane/Miller Book Publishers, Inc., a publisher of children’s picture books, a position he has held since January 2001. From 1985 to 1991, Mr. Kane served as a Director of our Company, also serving as President from 1987 to 1988.

Mr. Gerard P. Laheney has been a director of our company since September 27, 2002. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was a Vice President of Dean Witter Reynolds from April 1990 to December 1993.

Mr. Alfred Villaseñor, Jr. has been a director of our company since 1987. He has also served as a director for Fidelity Federal Savings and Loan. Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, a corporation that has specialized in life, business and group health insurance for over 35 years. Mr. Villaseñor is a director of the John Gogian Family Foundation and a director of Richstone Centers, a non-profit organization.

Attendance at Board and Committee Meetings

During the year ended December 31, 2006, the Board of Directors held four Board meetings.  Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of all committees on which he or she served, during the period such individual served.  The Audit and Conflicts Committee held six meetings in 2006.  The Stock Options and Compensation Committee did not hold any meetings during 2006, but acted by unanimous written consent twice.   We do not have a standing nominating committee.  Our Board Committees are discussed in greater detail under the caption “Board Committees,” below.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms which we have received and written representations from certain reporting persons, during 2006, the following Section 16(a) filings were filed late due to administrative oversight:

Filer	Form	Date of Earliest Transaction	Date Filed
James J. Cotter	4	9/8/2006	9/14/2006
James J. Cotter	4	12/15/2006	1/19/2007

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and company employees (a copy of which is available on our website at www.readingrdi.com). We will furnish, without charge, a copy of our Code of Ethics upon request. Such requests should be directed to us at 500 Citadel Drive, Suite 300, Commerce, California 90040, or by telephone at 213-235-2240, Attention: Corporate Secretary.

Indemnity Agreements

In 1990, our Board authorized us to enter into indemnity agreements with our then current directors and officers. Since that time, we have typically entered into indemnity agreements with our directors and senior officers. In 2001, our stockholders approved a new form of indemnity agreement, which has been used since that date to memorialize our indemnity obligations. Under these agreements, we, generally speaking, have agreed to indemnify our directors and various of our senior officers against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such director or officer is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a director, officer employee, agent or fiduciary of our company. Each of our current directors and senior officers, as well as certain of the directors and senior officers of our subsidiaries, currently has the benefit of such indemnity agreements.

Compensation of Directors

During 2006, our non-employee directors received an annual fee of $25,000 for their services, including attendance at meetings and service on Board committees. The Chairman of our Audit and Conflicts Committee receives an additional $2,000 of compensation for his services. In addition, upon joining the Board, non-employee directors receive 20,000 immediately vested options to purchase shares of our Class A Nonvoting Common Stock at an exercise price equal to the market price of the stock at the date of grant. Ms. Margaret Cotter has agreed to serve as one of our directors without any additional consideration other than her stock options.

On January 19, 2007, the Board of Directors of Reading also (i) granted to each of the seven members of the Board of Directors an option to purchase 10,000 shares of Reading’s Class A Nonvoting Common Stock, and (ii) increased the annual cash director fee by $10,000 to $35,000. The foregoing stock options have an exercise price of $8.35 (the closing trading price on January 19, 2007), have a 10-year term, and vest immediately upon grant. Also, on January 19, 2007, the Board of Directors also established a Tax Oversight Committee. Mr. Edward L. Kane was appointed as the Chairman of the new committee. As compensation for his services as the Chairman of the new committee, the Board agreed to pay Mr. Kane a fee of $25,000 for the year 2007.

The following table summarizes the director compensation for the year ending December 31, 2006:

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDING 2006(1)
Name	Fees Earned or Paid in Cash ($)
Eric Barr	$27,000
James J. Cotter, Jr.	$25,000
Margaret Cotter	$--
William D. Gould	$25,000
Edward L. Kane	$25,000
Gerard P. Laheney	$25,000
Alfred Villaseñor, Jr.	$25,000

(1)	Other than the above annual fees, there were no other forms of compensation to our directors during 2006.

Board Committees and Corporate Governance

Our Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Options Committees. These committees are discussed in greater detail below. Our Board of Directors does not have a nominating committee. Typically, nominations are suggested to our Board of Directors by our Chairman and Chief Executive Officer and controlling stockholder, Mr. James J. Cotter.

Since Mr. Cotter owns a majority of our Class B Voting Common Stock, our Board of Directors has determined that our company satisfies the criteria for a “Controlled Company” under Section 801 of Part 8 of the American Stock Exchange Company Guide. After reviewing the benefits and detriments of taking advantage of the exceptions to the Corporate Governance Rules set forth in Part 8, the Board of Directors in 2004 unanimously determined to take advantage of all of the exceptions from Part 8 afforded to us as a Controlled Company under Section 801.

Among the exceptions afforded to Controlled Companies is an exception from the requirement that we have an independent nominating committee or independent nominating process. It was noted by our Directors that the use of an independent nominating committee or independent nominating process would be of limited utility, in light of the fact that any nominee would need to be acceptable to Mr. James J. Cotter as our controlling stockholder and in light of the fact that under our governing documents and applicable Nevada Law, Mr. Cotter, acting in his capacity as a stockholder, can unilaterally nominate and elect candidates to our Board of Directors at our annual meeting or any other meeting where our directors are to be elected. Mr. Cotter has advised our directors that he prefers to be actively involved in the identification and selection of Board nominees, and the he believes that it would be in the best interests of our company and stockholders if we continued to treat the nomination process in the same way as in prior periods.

Our Board of Directors does not have a formal written policy with respect to the consideration of director candidates recommended by our stockholders since, in the view of our Board, there has been no compelling reason to put any formal policy in place. No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining directors have found to be unacceptable. Furthermore, neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders. Accordingly, our Directors are currently of the view that in light of (i) the fact that we are a “Controlled Company” under applicable American Stock Exchange criteria and exempted from the American Stock Exchange requirements for an independent nominating process, and (ii) the fact that neither our governing documents nor Nevada law place any limitation upon the direct nomination of director candidates by our stockholders, that the current system suitably addresses the needs of our company and our stockholders and that little if anything would be gained by adopting a formal policy with respect to such matters at this time.

Our Board of Directors will, as it has traditionally advised our stockholders in our proxy materials each year, consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our common stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.

Alternatively, under our governing documents and applicable Nevada Law, nominations may be made directly by stockholders from the floor of any meeting at which directors are to be elected. See also, the material set forth below under the caption “Stockholder Proposals and Director Nominations.”

Our directors have not adopted any formal criteria with respect to the qualifications required to be a director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one director and member of our Audit and Compensation Committee who qualifies as an “audit committee financial expert,” and has not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

All of the current nominees were recommended to the Board by Mr. Cotter. No other recommendations were received by us with respect to possible nominees to our Board of Directors.

Executive Committee

We have a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors. In recent years, this committee has not been used, and with the exception of matters delegated to the Audit and Conflicts Committee or the Compensation and Stock Options Committee, all matters requiring Board approval have been considered by the entire Board of Directors.

Audit and Conflicts Committee; Audit Committee Report

Our Board of Directors maintains a standing Audit and Conflicts Committee, which we refer to as the Audit Committee. The Audit Committee operates under a Charter adopted by the Board of Directors, a copy of which is on file with the SEC. Our Board of Directors has determined that the Audit Committee is comprised entirely of independent directors, (as independence is defined in Sections 121(A) and 803 of the American Stock Exchange Company Guide), and that Mr. Barr, the Chairman of our Audit

Committee, is qualified as an Audit Committee Financial Expert. With respect to our fiscal year ended December 31, 2006, our Audit and Conflicts Committee comprised of Messrs. Barr, Kane and Laheney.

Set forth below is the Audit Committee Report.

The following is the report of the Reading International, Inc. (the “Company,” “Reading,” and “we,” “us,” or “our”) Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche, LLP, our independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of fiscal 2006, we continued our compliance work to document, test and evaluate our system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of our internal controls over financial reporting. The Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as Deloitte & Touche, LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee our efforts related to our internal control over financial reporting and preparations for the evaluation in fiscal 2006.

The Audit Committee has discussed with Deloitte & Touche, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, Deloitte & Touche, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Deloitte & Touche, LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2006, for filing with the SEC.

Eric Barr, Chairman
Edward L. Kane
Gerard P. Laheney

Compensation and Stock Options Committee

Our Board of Directors has a standing Compensation and Stock Options Committee, which we refer to as our Compensation Committee, comprised of two or more of our independent directors. The current Compensation Committee members are Alfred Villaseñor, Jr., William D. Gould and Gerard P. Laheney.  Mr. Villaseñor serves as Chairman of the Compensation Committee.

The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, and that of any Cotter family members and generally oversees our executive compensation programs. Set forth below is the Compensation Committee’s Report on Executive Compensation for 2006. The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by the Company with the SEC, except to the extent the Company specifically incorporates the Report by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Alfred Villaseñor, Jr.
William D. Gould
Gerard P. Laheney

Vote Required; Recommendation of the Board

The eight nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors. Mr. Cotter has advised us that he intends to vote the 1,023,888 shares of Class B Voting Common Stock under his direct or indirect ownership in favor of each of our nominees. Since this represents more than 68% of the outstanding Class B Voting Common Stock, if Mr. Cotter votes these shares as he has advised, then the nominees will be elected whether or not they receive the votes of any other holders of our voting stock.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Management of Our Company

Executive Officers

The following table sets forth information regarding our executive officers other than Mr. Cotter, whose information is set forth in the Nominees for Election section of this Proxy Statement:

Name	Age	Title
Ellen M. Cotter	41	Chief Operating Officer - Domestic Cinemas
John Hunter	48	Chief Operating Officer
Brett Marsh	59	Vice President - Real Estate
Andrzej Matyczynski	54	Chief Financial Officer and Treasurer
Wayne Smith	49	Executive Director - Australia and New Zealand
Robert F. Smerling	72	President - Domestic Cinemas
S. Craig Tompkins	56	Executive Vice President, Director - Business Affairs, Chief Legal Officer and Secretary

Ms. Ellen Cotter joined us in March 1998 and is the Chief Operating Officer of our domestic cinema operations. Ms. Cotter is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School. Prior to joining us, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan. Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of our company. Ms. Cotter is a limited partner of James J. Cotter Ltd. and a beneficiary of Cotter 2005 Children’s Trust, an irrevocable trust. The trust owns a 99% non-voting interest in Cotter Enterprises LLC.

Mr. John Hunter joined the company in February 2007 as our Chief Operating Officer.  He is also President of our Australia and New Zealand based subsidiaries.  Mr. Hunter has spent the last dozen years in senior management positions in cinema operations and real estate development working with Landmark Theatres, Loews Theatres and Pacific Theatres.  Immediately prior to joining the company he was the Chief Operating Officer for Hollywood Theatres.  Mr. Hunter has served on the board of directors for the National Association of Theatre Owners. Prior to becoming involved in the cinema business Mr. Hunter spent several years in senior management positions in the home video, magazine and book publishing industries.

Mr. Marsh has been with our company since 1993 and is responsible for our real estate activities. Prior to joining us, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

Mr. Matyczynski was named Chief Financial Officer and Treasurer of our company and CRG and the Chief Administrative Officer of REI on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of REI effective June 2, 2000. Prior to joining us, Mr. Matyczynski held various positions over a twenty-year period with Beckman Coulter in the U.S. and Europe. Beckman

Coulter is a leading provider of instrument systems and related products that automate laboratory processes. He last served as Beckman Coulter’s Worldwide Director of Financial Reporting and Accounting, and as a director for certain Beckman Coulter subsidiaries.

Mr. Smith joined us in April 2004 as Executive Director of Australia and New Zealand. He is the on-site, senior executive officer in that geographic area. Mr. Smith brings to us 20 years of experience in cinema operations and property management gained at Hoyts Cinema Limited, his last position there being Head of Property.

Mr. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following our acquisition of the City Cinemas. Mr. Smerling also served as the President and a director of REI. Mr. Smerling has served as the senior executive officer responsible for various domestic subsidiaries since 1994. Prior to joining us, Mr. Smerling was the President of Loews Theater Management Corporation from May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.

Mr. Tompkins is our Executive Vice President, Director - Business Affairs, Chief Legal Officer and Corporate Secretary. He has been an executive officer of our company for more than the past five years. Mr. Tompkins was a member of our Board of Directors from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors. Up until the time it went private in June 2006, Mr. Tompkins was also a Director and the Chairman of the Strategic Planning Committee for G&L Realty Corp., a New York Stock Exchange listed real estate investment trust, specializing in the development and ownership of healthcare properties. Following that going private transaction, Mr. Tompkins has continued as a Managing Member of G&L Realty Corp LLC, and is also a Managing Director of G&L Senior Care Properties LLC (a related company specializing in the development, ownership and operation of skilled nursing facilities). Mr. Tompkins was a director of Fidelity Federal Bank, FSB, where he served on the Audit and Compensation Committees, from April 2000 until the sale of that institution effective December 31, 2001. In March of 2007, Mr. Tompkins was elected Vice Chairman of Marshall & Stevens, Incorporated, a valuation and financial advisory firm. Prior to joining our Company, Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Board of Directors of our company has a standing Compensation and Stock Options Committee, which we sometimes refer to in this section as our Compensation Committee, comprised of two or more of our non-employee directors. As a “controlled company” within the meaning of the AMEX Company Guide, we are exempt from the AMEX listing standards regarding the determination of executive compensation. The Compensation Committee has no formal charter, and acts pursuant to the authority delegated by the Board of Directors from time to time.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table are referred to as the “named executive officers.”

CompensationPhilosophy and Objectives

Our Company’s executive compensation policies and programs are designed to attract and retain talented executives, reward them appropriately for their individual efforts and job performance, and give them appropriate incentives to achieve the Company’s business objectives established by management and our Board of Directors. We believe that the total compensation paid to our named executive officers should be fair to us and to the named executive officers, reasonable in nature and amount, and competitive. The types of compensation and benefits provided to named executive officers are similar to those provided to our other officers.

In general, we measure annual cash compensation, including salaries and bonuses, against our peer group of companies. We believe that the executive compensation packages provided by us to our named executive officers should consist primarily of cash and, in some circumstances, share-based compensation.

With certain exceptions, our company’s compensation policies are not related specifically to our company’s performance. As described below, our company’s performance is just one of the factors considered by us and our Compensation Committee in awarding discretionary compensation.

Role of Executive Officers in Compensation Decisions

The Compensation Committee recommends to the full Board of Directors for its determination all compensation decisions relating to Mr. Cotter, our Chief Executive Officer, and his family members who serve as officers of our company. Decisions regarding the compensation of other named executive officers are made by our Chief Executive Officer, in consultation with our Compensation Committee and subject to the supervision of the full Board of Directors.

The Compensation Committee and the Chief Executive Officer periodically review at least annually the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed periodically, and only by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual discretionary cash bonuses and other awards, are presented to the Committee. The Committee can recommend modifying any adjustments or awards to executives proposed by the Chief Executive Officer, and the Chief Executive Officer’s decisions regarding the compensation of our other named executive officers is subject to the oversight authority of our Board of Directors.

Our Chief Executive Officer and our Compensation Committee are responsible for administering our executive compensation program under the supervision of our full board of directors.

Setting Executive Compensation

Mr. Cotter and Mr. Matyczynski, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, Mr. Wayne Smith, and more recently, John W. Hunter, our newly hired Chief Operating Office, have written employment agreements with the Company. Except for Mr. Cotter, each of the executive officers receives a base annual salary that was originally established by negotiation between the Company and the particular executive when he or she joined the Company. These base salaries may be adjusted periodically, based primarily upon the recommendations of Mr. Cotter and other senior management and other factors, including market and competitive factors.

From time to time we and the Compensation Committee have relied upon outside compensation consultants. As discussed below, Mr. Cotter’s compensation for 2005 and 2006 was determined by our Compensation Committee based upon the recommendations of an outside compensation consultant that was selected and employed by the Company at the direction of Mr. Matyczynski.

There is no pre-established policy or target for the allocation between base and discretionary or incentive compensation, or between cash and non-cash incentive compensation. Historically, and in 2006, we provided a majority of total compensation to our named executive officers in the form of current cash compensation.

2006 Executive Compensation Components

For 2006, the principal components of compensation for our named executive officers were:

•	base salary;

•	discretionary cash bonuses;

•	discretionary restricted stock awards; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year in the ordinary course of performing their job responsibilities. We determine base salaries for named executive officers primarily based on:

•	the negotiated terms of each executive’s employment agreement or original terms of employment;

•	the individual’s position and level of responsibility with the Company;

•	periodic review of the executive’s compensation, both individually and relative to other named executive officers; and

•	individual job performance of the executive.

Salary levels are typically considered periodically, as part of our performance review process, as well as upon any change in job responsibility. Merit-based increases to salaries also are determined at the time, based on the Committee’s assessment of the individual’s performance in the case of our Chief Executive Officer, or based on the assessment of our Chief Executive Officer, in consultation with the Compensation Committee, in the case of our other named executive officers.

In 2004, our company retained Towers Perrin, executive compensation consultants, to perform an analysis of chief executive compensation among a peer group of companies. In consultation with our management, including Mr. Cotter, Towers Perrin identified a peer group of companies in the real estate investment trust and cinema exhibition industries, the two principal lines of business of our company. The Compensation Committee’s review of Mr. Cotter’s compensation in light of this peer group indicated that Mr. Cotter was under-compensated in relation to his peers during at least the four years 2000 through 2004, based upon the Compensation Committee’s judgment that Mr. Cotter’s total annual compensation should fall within the 66th percentile among the peer group. Based upon this finding, in March 2005, the Compensation Committee recommended to the full Board of Directors that the Company award Mr. Cotter a one-time bonus of $1.1 million to be paid, in Mr. Cotter’s discretion, in the form of cash or restricted stock. The Board of Directors authorized this award to Mr. Cotter in August 2005, subject to the mutual agreement of Mr. Cotter and the Compensation Committee on the form of the award. The bonus was subsequently paid in cash to Mr. Cotter in January 2007.

The Company entered into an employment contract with Mr. Cotter for 2005 and 2006 under which we agreed to employ him as Chairman of the Board and Chief Executive Officer for a base salary of $500,000 for each of 2005 and 2006, and to award him an annual cash bonus of $250,000 for each of 2005 and 2006 if specific goals were achieved with respect to Company projects in which Mr. Cotter was involved on a hands-on basis. The specific projects were agreed upon between the Compensation Committee and Mr. Cotter in consultation with other senior management of the Company and Towers Perrin and related to the successful completion of acquisitions and real estate development projects. In April 2006, the Compensation Committee authorized a cash bonus to Mr. Cotter of $230,000 relating to the achievement of 2005 goals. This bonus was paid in January 2007. In January 2007, the Compensation Committee authorized a cash bonus to Mr. Cotter of $280,000 relating to the achievement of the 2006 goals, which was paid in March 2007.

We also agreed to award Mr. Cotter $250,000 of restricted shares of our Class A common stock as of the end of each of 2005 and 2006, so long as he was then still serving as Chief Executive Officer. Each annual award of restricted shares is to vest in two annual installments of 50% each on the first and second anniversaries of the award date and will be subject to forfeiture by Mr. Cotter unless he remains employed as Chief Executive Officer of the Company through such dates. Such restricted shares were to be subject to forfeiture if Mr. Cotter was no longer serving as Chief Executive Officer on the first and second anniversaries of the award date. On December 31, 2005, we awarded Mr. Cotter 32,094 of restricted shares for 2005 valued at $7.79 per share and on December 31, 2006, we awarded 30,266 of restricted shares for 2006 valued at $8.26 per share. These shares were valued for this purpose at the market value as of December 31 of each of 2005 and 2006.

Discretionary Cash Bonuses

We supplement the base salaries of Mr. Cotter and the Company’s other named executive officers with periodic discretionary cash bonuses in recognition of individual performance and predicated on, among other things, the overall financial performance of the Company. These bonuses are made in recognition of individual contributions, and are determined based upon such factors as the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision, and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals. We assign no particular weighting to individual performance versus the achievement of the Company’s objectives. In January 2007, we paid Mr. Matyczynski and Ellen Cotter discretionary cash bonuses of $50,000 and $30,000, respectively, for 2006.

Additional compensation in excess of base salary, whether in the form of cash bonuses or stock-based awards, is awarded entirely on a discretionary basis when an individual named executive officer is deemed to have contributed to the Company beyond the level reflected in the individual’s base salary.

Stock-Based Awards

Historically, we have relied upon periodic awards of stock-based compensation to link the executives’ long-term compensation to appreciation in stockholder value over time. Most stock-based awards are made at the time of hire of named executive officers or thereafter. In connection with the change in financial accounting rules requiring the expensing of stock options, for 2006 we determined to utilize awards of restricted stock in lieu of stock options where appropriate, because of the relative advantages to the recipient of restricted stock as compared to stock options and the elimination of the prior beneficial accounting treatment accorded to stock options. We may nonetheless continue to grant stock options from time to time.

For 2006, we awarded Mr. Cotter restricted stock as described above. We awarded no other stock-based compensation to our named executive officers for 2006.

Ownership Guidelines

We have no requirement that each named executive officer maintain any specific ownership interest in our company.

Awards of stock-based compensation are determined based primarily on negotiations with our named executive officers at the time of their hire or thereafter, and vary among the named executive officers based on their positions within our company. Newly hired executive officers who are to receive stock options or restricted stock are awarded such options or restricted stock at their hire date.

It is our policy to award stock options and restricted stock at the AMEX’s closing price of our common stock on the date the award is approved by our Chief Executive Officer or our Board of Directors in the case of incumbent named executive officers, or on the date of hire, in the case of new hires. In limited circumstances, we may grant options to a named executive officer at an exercise price in excess of the closing price of our common stock on the award date. We have never granted options with an exercise price that is less than the fair market value of our common stock on the award or hire date, nor have we awarded stock options or restricted stock which is priced on a date prior to the award or hire date.

Any stock options granted by us generally are subject to vesting at a rate of 25% to 50% per year over the typical ten-year option term. Vesting and exercise rights generally cease upon termination of employment, except in the case of fully vested options, which may be exercised within 90 days of the termination date (or any such other period as may be prescribed by the Compensation Committee). Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Unvested restricted stock awarded by us is subject to forfeiture unless the recipient remains in our employ for a specified period of time, typically one to two years. The holder of the restricted stock is entitled to all rights of a stockholder immediately upon issuance of the restricted stock and so long as the restricted stock has not been forfeited.

Other Policies

We have no program, practice or plan to grant stock-based compensation to our named executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock-based compensation to our named executive officers, and we have no plan to do so.

In light of recent changes to the SEC’s rules regarding executive compensation disclosure, during 2007 we intend to consider adopting formal policies and procedures regarding the grant of stock-based options.

Termination and Change of Control Arrangements

We have entered into termination change of control arrangements with our named executive officers. The change of control arrangements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Payments Upon Termination or Change-in-Control.”

Retirement and Other Benefits

Reading International, Inc. 401(k) Plan. The Company provides employees a retirement savings plan qualified under Internal Revenue Code section 401(k). Employees eligible to participate are ones who have completed one year of employment, are over 21, and have worked at least 1,000 hours in the 12 consecutive months before their date of entry into the plan. Employees choosing to participate can make contributions to their plan account on a pre-tax basis up to the maximum annual amount permitted by IRS rulings. The Company matches employee contributions dollar-for-dollar up to 3% of employee wages, then 50 cents per dollar between 3% and 5% of employee wages.

Supplemental Executive Retirement Plan. During March 2007, the Board of Directors of Reading International, Inc. (“Reading”) approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which Reading has agreed to provide James J. Cotter, its Chief Executive Officer and Chairman of the Board of Directors, supplemental retirement benefits effective March 1, 2007, to reward him for his more than 15 years of service to Reading and its predecessors. Under the SERP, Mr. Cotter will receive a monthly payment of the greater of (i) 40% of the average monthly earnings over the highest consecutive 36-month period of earnings prior to Mr. Cotter’s separation from service with Reading or (ii) $25,000 for the remainder of his life, with a guarantee of 180 monthly payments following his death or separation from service with Reading. The beneficiaries under the SERP may be designated by Mr. Cotter or by his beneficiary following his or his beneficiary’s death. The benefits under SERP are fully vested as of March 1, 2007.

The SERP initially will be unfunded, but Reading may choose to establish one or more grantor trusts from which to pay the SERP benefits. As such, the SERP benefits are unsecured, general obligations of Reading. The SERP is administered by the Compensation Committee of the Board of Directors of Reading.

Other Retirement Plans. As of December 31, 2006, Mr. Tompkins has a vested interest in the pension plan originally established by Craig Corporation prior to its merger with our company of $181,000, which amount accrues interest at 30 day LIBOR. We currently maintain no other retirement plan for our named executive officers or other employees.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with its overall compensation program to enable us to attract and retain qualified employees for key positions. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. Any perquisites and other personal benefits to Mr. Cotter and his family members not shared by our other named executive officers are reviewed and approved by our Audit and Conflicts Committee as related person transactions.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the “Summary Compensation Table.”

Tax and Accounting Implications

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1 million. The Compensation Committee and the Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good-faith compliance with the statutory provisions, which were effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R). Our decision to award restricted stock to Mr. Cotter in 2006 was based, in part, upon the change in accounting treatment for stock options. Accounting treatment otherwise has had no significant effect on our compensation decisions.

Summary Compensation Table

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2006 by James J. Cotter and Andrzej Matyczynski, who are the only individuals who served as our principal executive and financial officers during the year ended December 31, 2006, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation		Total ($)
James J. Cotter (1) Chairman of the Board, President and Chief Executive Officer	2006	$500,000	$230,000	$125,000	--	$34,000		$889,000
Andrzej Matyczynski Chief Financial Officer and Treasurer	2006	$240,000	$12,000	--	--	$21,000	(2)	$273,000
Robert F. Smerling President - Domestic Cinema Operations	2006	$350,000	--	--	--	$18,000	(2)	$368,000
Wayne Smith Executive Director - Australia and New Zealand	2006	$200,000	$39,000	--	$29,000	$18,000	(2)	$287,000
S. Craig Tompkins Executive Vice President, Director - Business Affairs, Chief Legal Officer and Secretary	2006	$410,500	--	--	$7,000	$27,000	(2)	$444,500

(1)
As of January 1, 2005, Mr. Cotter was hired as one of our employees with the title of Chairman and Chief Executive Officer with an annual salary of $500,000 per year and an annual performance bonus of approximately $250,000 in cash and $250,000 of stock based compensation. We own a condominium in a high-rise building located in West Hollywood, California, which is used as an executive office. Included in other compensation is the employer’s match of our 401(k) plan and the attributed cost of Mr. Cotter’s personal use of the aforementioned condominium and company automobile.

(2)	Other compensation is comprised of the employer’s match of our 401(k) plan and car allowances to the executives.

Grants of Plan-Based Awards

The following table contains information concerning the stock grants made to each Named Executive Officer for the year ended December 31, 2006:

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
James J. Cotter	12/31/2006	30,266	30,266	30,266
Andrzej Matyczynski	--	--	--	--
Robert F. Smerling	--	--	--	--
Wayne Smith	--	--	--	--
S. Craig Tompkins	--	--	--	--

Outstanding Equity Awards

The following table contains information concerning the outstanding option and stock awards of each Named Executive Officer as of the year ended December 31, 2006:

	Option Awards			Stock Awards
	Number of Shares Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Total ($)

James J. Cotter	137,500	$10.24	4/18/2007	30,266	$250,000
				16,047	$125,000

Andrzej Matyczynski	35,100	$5.13	11/18/2009	--	--
	30,000	$2.76	4/13/2010	--	--
	35,000	$3.80	7/2/2012	--	--

Robert F. Smerling	43,750	$10.24	4/18/2007	--	--
	6,250	$4.01	4/23/2013	--	--

Wayne Smith	--	--	--	--	--

S. Craig Tompkins	25,000	$10.24	4/18/2007	--	--
	40,000	$2.76	4/13/2010	--	--
	41,000	$4.01	4/23/2013	--	--

Option Exercises and Stock Vested

The following table contains information concerning the stock awards that vested during the year ended December 31, 2006 to each of the Named Executive Officers. No options were exercised by any of the Named Executive Officers during 2006.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

James J. Cotter (1)	16,047	$132,548
Andrzej Matyczynski	--	$--
Robert F. Smerling	--	$--
Wayne Smith	--	$--
S. Craig Tompkins	--	$--

(1)
As part of Mr. James J. Cotter’s compensation, he is entitled to a $250,000 annual restricted stock award for 2005 and 2006 based the market price on December 31, 2005 and 2006. Each annual award of restricted shares is to vest in two annual installments of 50% each on the first and second anniversaries of the award date and will be subject to forfeiture by Mr. Cotter unless he remains employed as Chief Executive Officer of the Company through such dates. These shares represent the vesting of the 50% portion of the 2005 award that vested on December 31, 2006.

Pension Benefits

The following table contains information concerning pension plans for each of the Named Executive Officers for the year ended December 31, 2006:

Name	Plan Name	Number of Years of Credited Service	Aggregate Balance at Last FY ($)	Registrant Contributions in Last FY ($)
James J. Cotter	--	--	$--	$--
Andrzej Matyczynski	--	--	$--	$--
Robert F. Smerling	--	--	$--	$--
Wayne Smith	--	--	$--	$--
S. Craig Tompkins	CRG Pension Plan	14	$181,000	$7,000

Payments Upon Termination or Change-in-Control

We have entered into the following termination or change-in-control arrangements with our named executive officers:

Andrzej Matyczynski. Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated.

Robert F. Smerling. Under the terms of his employment, Mr. Smerling is entitled to a severance payment of $175,000 in the event his employment is involuntarily terminated.

Wayne Smith. Under the terms of his original three year employment contract, which expired March 31, 2007, Mr. Smith was entitled to severance payment equivalent to six months of salary in the event his employment was involuntarily terminated. As a result, he is no longer entitled to any severance payments.

S. Craig Tompkins. While no formal written agreement exists as to the terms of Mr. Tompkins’ employment, Mr. Tompkins is entitled to receive his annual base salary for a period of one year (less $40,000) in the event that his employment is involuntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years base salary (less $80,000) in the event of a change of control.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes the security authorized for issuance under our employee stock option plan for the year ended December 31, 2006:

	Number of Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Shares remaining available for future issuance under equity compensation plans (excluding Shares reflected in column (a))
	(a)		(b)		(c)
Plan Category	Class A	Class B	Class A	Class B	Class A	Class B
Equity compensation plans approved by stockholders	514,100	185,100	$ 5.21	$9.90	650,800(1)	650,800(1)

(1)
The aggregate total number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock authorized for issuance under the our 1999 Stock Option Plan is 1,350,000. The presentation above reflects the fact that the options may be issued to acquire either Class A or Class B shares, up to an aggregate of 1,350,000 of both classes of stock, and the outstanding options cover, in aggregate, 699,200.

Compensation Committee Interlocks and Insider Participation

There are no “interlocks,” as defined by the SEC, with respect to any member of the compensation committee.

Certain Transactions and Related Party Transactions

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the lease with option to purchase of certain cinemas located in Manhattan. In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis. SHC is a limited liability company owned in equal shares by James J. Cotter and Michael Forman and of which Mr. Cotter is the managing member. During 2006, we paid rent to SHC in the amount of $495,000 and we currently owe SHC $5.0 million (due September 14, 2007) with respect to the borrowing used principally to finance the acquisition of our interest in the limited liability company currently developing the Sutton Cinema site and $9.0 million on the Purchase Money Promissory Note (due December 31, 2010), for an aggregate liability of $14.0 million. These two notes had an annual interest rate at December 31, 2006 of 9.69% and 8.25%, respectively.

In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying the Cinemas 1, 2 & 3 in Manhattan. In connection with that transaction, we agreed to grant to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost. Mr. Cotter has paid an advance of $3.0 million against the exercise price of that option.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter who is the daughter of James J. Cotter and a member of our Board of Directors.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees which historically have equated to approximately 19% of the net cash flow received by us from our live theaters in New York. Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenues for us. This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater. In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow. In 2006, OBI Management earned $470,000 (including $43,000 for managing the Royal George) which was 23.6% of net live theater cash flows for the year. In 2005, OBI Management earned $533,000 (including $74,000 for managing the Royal George) which was 20.7% of net live theater cash flows for the year. In 2004, OBI Management earned $419,000 (including $35,000 for managing the Royal George) which was 17.2% of net live theater cash flows for the year. In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management. Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions. The Management Agreement renews automatically each year unless either party gives at least six months’ prior notice of its determination to allow the Management Agreement to expire. In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Play Investment

From time to time, our officers and directors may invest in plays that lease our live theaters. During 2004, an affiliate of Mr. James J. Cotter and Michael Forman made a 25% investment in the play, I Love You, You’re Perfect, Now Change, playing in one of our auditoriums at our Royal George Theatre. We similarly have a 25% investment in the play. The play has earned for us $27,000, $25,000 and $35,000 during the years ended December 31, 2006, 2005 and 2004, respectively. This investment received board approval from our Conflicts Committee on August 12, 2002.

The play STOMP has been playing in our Orpheum Theatre since prior to the time we acquired the theater in 2001. Messrs. James J. Cotter and Michael Forman own an approximately 5% interest in that play, an interest that they have held since prior to our acquisition of the theater.

Certain Family Relationships

Mr. James J. Cotter, our controlling stockholder, has advised the Board of Directors that he considers his holdings in our company to be long-term investments to be passed onto his heirs. The Directors believe that it is in the best interests of our company and our stockholders, for his heirs to become experienced in our operations and affairs. Accordingly, all of Mr. Cotter’s children are currently involved with our company.

Certain Miscellaneous Transactions

We have loaned Mr. Smerling $70,000 pursuant to a demand loan. This loan antedates the effective date of the Sarbanes-Oxley prohibition on loans to directors and officers.

INDEPENDENT PUBLIC ACCOUNTANTS

Our independent public accountants, Deloitte & Touche, LLP, have audited our financial statements for the fiscal year ended December 31, 2006, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees we have incurred for Deloitte & Touche, LLP for professional services rendered for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act of 2002, and the reviews of the financial statements included in our Forms 10-Q for 2006 were approximately $810,000 and $836,000 for the years ending December 31, 2006 and 2005, respectively.

Audit Related Fees

The aggregate fees we have incurred in each of 2006 and 2005 for assurance and related services provided by Deloitte & Touche, LLP that are reasonably related to the performance of the audit or review of our financial statements and that are not reported above under the caption “Audit Fees” immediately above were approximately $6,000 and $14,000, respectively.

Tax Fees

The aggregate fees we have incurred in each of 2006 and 2005 for products and services for tax compliance, tax advice, and tax planning provided by Deloitte & Touche, LLP were $115,000 and $155,000, respectively.

Financial Information Systems Design and Implementation Fees

No fees were billed by Deloitte & Touche, LLP for 2006 or 2005 for financial information systems design and implementation fees.

All Other Fees

The aggregate fees we have incurred for 2006 and 2005 for services provided by Deloitte & Touche, LLP other than as set forth above were $36,000 and $19,000, respectively. This category generally includes advice on accounting matters that arose during the fiscal year.

Compatibility of Fees with Independent Accountant’s Independence

Our Audit Committee has determined that the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining Deloitte & Touche, LLP’s independence. We adopted policies and procedures for the pre-approval of audit services and permitted non-audit services during fiscal 2003.

STOCKHOLDER COMMUNICATION

Annual Report

A copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2006 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our directors care of our executive offices, or deposited in any of the “Suggestion Boxes” maintained at our principal administrative offices in Los Angeles, Manhattan and Melbourne, Australia, will be promptly forwarded to such directors. Such communications will not be opened or reviewed by any of our officers or employees, or by any other director, unless they are requested to do so by the addressee of any such communication. Likewise, the content of any telephone messages left for any one or more of our directors (including, any call-back number, if any) will be promptly forwarded to that director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2008 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our company's principal executive offices at 500 Citadel Drive, Suite 300, Commerce, California 90040. Unless we change the date of our annual meeting by more than 30 days, then such written proposal must be delivered to us no later than January 10, 2008. If we are not notified of a stockholder proposal by that date, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which directors are elected. Such written notice must set forth the name, age, address and principal occupation or employment of such nominee, the number of shares of our company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidate from the floor at any meeting of our stockholders held at which directors are to be elected.

Other Matters

We do not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary or Assistant Corporate Secretary by telephone at (213) 235-2236 or by mail to Secretary, Reading International, Inc., 500 Citadel Drive, Suite 300, Commerce, California 90040.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary or Assistant Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,
James J. Cotter, Chairman
Dated: April 24, 2007